Exhibit 10.19

QUANTENNA COMMUNICATIONS, INC.
CHANGE OF CONTROL AND SEVERANCE AGREEMENT
This Change of Control and Severance Agreement (the “Agreement”) is made between Quantenna Communications, Inc. (the “Company”) and Sean Sobers (the “Executive”), effective as of October 1, 2016 (the “Effective Date”).
The Agreement provides certain protections to the Executive in connection with the involuntary termination of the Executive’s employment under the circumstances described in the Agreement.
The Company and the Executive agree as follows:
1.    Term of Agreement. This Agreement will have an initial term of 5 years commencing on the Effective Date (the “Initial Term”). On the 5th anniversary of the Effective Date and each one year anniversary thereafter, this Agreement will renew automatically for additional, one (1) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least six (6) months prior to the date of automatic renewal. For the avoidance of doubt, neither the lapse of this Agreement by its terms nor non-renewal of this Agreement will by itself constitute termination of employment nor grounds for resignation for Good Reason. Notwithstanding the foregoing, if a Change of Control occurs (a) when there are fewer than 12 months remaining during the Initial Term or (b) during an Additional Term, the term of this Agreement will extend automatically through the date that is 12 months following the date of the Change of Control. Further, notwithstanding the foregoing, if during the term of this Agreement, an initial occurrence of an act or omission by the company constituting the grounds for “Good Reason” in accordance with Section 7(j) has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such term is used in Section 7(j)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or the Additional Term then in effect, as applicable, the term of this Agreement will extend automatically through the date that is 30 days following the expiration of the Cure Period, but such extension of the term will only apply with respect to the Initial Grounds. Notwithstanding anything herein to the contrary, if the Executive becomes entitled to the benefits under Section 3 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.    At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.
3.    Severance Benefits.
(a)    Qualified Termination. On a Qualified Termination, the Executive will be eligible to receive the following payment and benefits from the Company, subject to Section 5 of this Agreement:
(i)    Salary Severance. A lump-sum payment equal to 100% of the Executive’s Base Salary.
(ii)    COBRA. If the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, the Company will reimburse the Executive for the premiums necessary to continue group health insurance benefits under COBRA for the Executive and the Executive’s eligible dependents until the earliest of (A) the 12‑month anniversary of the date of the Executive’s Qualified Termination, (B) the date upon which the Executive, and the Executive’s eligible dependents becomes covered under similar plans, or (C) the date upon which the Executive and the Executive’s eligible dependents, as applicable, ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Reimbursements”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s Qualified Termination (which amount will be based on the premium for the first month of COBRA coverage), multiplied by twelve (12), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s Qualified Termination.  For the avoidance of doubt, the taxable payment in lieu of COBRA Reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payment contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive such payment or any further reimbursements for COBRA Reimbursements.
(iii)    Equity Vesting. 100% of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.
(b)    Termination Outside of the Change of Control Period; Termination Other than a Qualified Termination. Except as required by applicable law, if Executive’s employment with the Company Group terminates (i) for any reason outside of the Change of Control Period, or (ii) during the Change of Control Period in a manner that is not a Qualified Termination, then the Executive will be entitled to receive severance and any other benefits only as may then be established under the then-existing written severance and benefits plans and practices of the Company or pursuant to other written agreements with the Company, including, without limitation, any applicable offer letter or other employment agreement between the Executive and the Company entered into prior to the date of this Agreement (the “Employment Agreement”), and subject to the provisions of Section (c) below. As described in (c) below, for a termination that occurs during the Change of Control Period but in the 3-month period before the Change of Control, unless otherwise expressly set forth in writing in the applicable Employment Agreement or other agreement between the Executive and the Company to be supplemental to the rights or remedies set forth herein without offset, the severance pursuant to the Employment Agreement or other agreement will apply (including the definitions of Cause/Good Reason set forth therein; provided, however, that Section 5(b) of this Agreement will apply in all cases), but any amounts paid will offset any amounts later determined to be due under this Agreement.
(c)    Exclusive Remedy; Non-Duplication of Payment or Benefits. In the event of a termination of Executive’s employment with the Company Group during the Post-COC Period, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other severance rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, including under Executive’s Employment Agreement, other than such rights or remedies under contracts between the Company Group and Executive entered into after the Effective Date, except to the extent expressly set forth in writing between the Company and Executive to be supplemental to the rights or remedies set forth herein. Except as may be provided under contracts between the Company Group and Executive entered into after the

Effective Date or otherwise expressly agreed in writing between the Company and Executive to be supplemental to the rights or remedies set forth herein, Executive will not be entitled to any severance or other benefits upon termination of employment during the Post-COC Period other than those payments or benefits expressly set forth in Section 3(a). If (i) the Executive’s employment with the Employer terminates in a manner that would have resulted in a Qualified Termination but for the fact that such termination occurs prior to a Change of Control or that would be classified as a Qualified Termination if a Change of Control occurs within the 3-month period following such termination (each such termination event, an “Other Termination”); (ii) as a result of such Other Termination, the Executive is receiving or has received severance payments or benefits under the Executive’s Employment Agreement or other agreement between the Executive and the Company; and (iii) a Change of Control occurs within the 3-month period following such Other Termination that qualifies the Executive for the superior severance payments and benefits payable on a Qualified Termination under this Agreement, then (x) the Executive will cease receiving any further payments or benefits under the Employment Agreement or other agreement between the Executive and the Company in connection with the Executive’s Other Termination and (y) the payments and benefits under Section 3(a) of this Agreement, otherwise payable upon a Qualified Termination under this Agreement each will be offset by the corresponding payments or benefits, as applicable, the Executive already received under the Employment Agreement or other agreement between the Executive and the Company in connection with the Executive’s Other Termination, except to the extent expressly set forth in writing between the Company and Executive that the payments or benefits under the Employment Agreement or other applicable agreement shall not cease and shall be supplemental to the rights or remedies set forth herein without offset.
(d)    Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.
(e)    Transfer between the Company Group. For purposes of the Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, such transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.
4.    Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company Group-provided plans, policies, and arrangements.
5.    Conditions to Receipt of Severance.
(a)    Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, and other standard terms and conditions, in each case consistent with applicable law) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3. In no event will severance payments or benefits under Section 3 be paid or provided until the Release actually becomes effective and irrevocable. Except as provided by the following sentence, upon the Release becoming effective, any severance payments or benefits under this Agreement otherwise payable to the Executive during the period from the date of the Executive’s Qualified Termination through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable but not later than 61 days following the Executive’s Qualified Termination or, if later (i) if the Executive’s termination date occurs during the Pre-COC Period, on the date of the closing of the Change of Control or (ii) the Delayed Payment Date if and as required by Section 5(b), and all additional severance payments and benefits (if any) will be payable in accordance with the payment schedules applicable to each payment or benefit. Notwithstanding the foregoing, if the Release Deadline is in the calendar year following the calendar year in which the Qualified Termination occurs, then any severance payments or benefits under this Agreement that would constitute Deferred Payments (as defined below) will be paid on, or in the case of installments, will not commence until the 61st day after the Executive’s Qualified Termination, or if later, (i) if the Executive’s termination date occurs during the Pre-COC Period, on the date of the closing of the Change of Control or (ii) the Delayed Payment Date if and as required by Section 5(b). Any severance payments or benefits otherwise payable to the Executive during the period from the date of the Executive’s Qualified Termination through the first date severance payments become payable under this paragraph (such date, the “Severance Start Date”) will be paid in a lump sum to the Executive on the Severance Start Date, with any remaining payments to be made as provided in this Agreement.
(b)    Section 409A. The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in accordance with this intent. No Deferred Payments will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which means that the Executive will receive payment on the date that is 6 months and 1 day following the Executive’s separation from service, or, if earlier, the Executive’s death (such date, the “Delayed Payment Date”). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group be obligated to reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.
6.    Limitation on Payments.
(a)    Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Executive have any discretion with respect to the ordering of payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed by any member of the Company Group for any such payments.
(b)    Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that such firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.
7.    Definitions. The following terms referred to in the Agreement will have the following meanings:
(a)    “Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to such reduction) or, if such amount is greater, at the level in effect immediately prior to the Change of Control.
(b)    “Cause” means the occurrence of any of the following: (i) an act of material dishonesty made by the Executive in connection with the Executive’s responsibilities as an employee, (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) the Executive’s violation of any federal, state, or securities law or regulation in a manner detrimental to the business of any member of the Company Group or of any federal, state, or securities law or regulation applicable to the business of any member of the Company Group, (iv) the Executive’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company Group or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company Group, (v) the Executive’s willful and gross misconduct that is or could be materially injurious to any member of the Company Group, (vi) a material breach of any confidentiality agreement or invention assignment agreement between Executive and any member of the Company Group, or (vii) the Executive’s continued failure to perform the Executive’s employment duties (other than a failure resulting from the

Executive’s “Disability”) after the Executive has received a written demand of performance from the Employer which specifically sets forth the factual basis for the Employer’s belief that the Executive has not substantially performed the Executive’s duties and has failed to cure such non-performance to the Employer’s reasonable satisfaction within 30 days after receiving such notice.
(c)    “Change of Control” means the occurrence of any of the following events:
(i)    Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection (i), the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or the ultimate parent entity of the Company, such event shall not be considered a Change of Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)    Change in Effective Control of the Company.  If the Company has a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the then-outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
A transaction will not be a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined above).
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(d)    “Change of Control Period” means the period beginning three months prior to and ending 12 months following the Change of Control.
(e)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)    “Company Group” means the Company and its subsidiaries and any parent of the Company.
(h)    “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to the Executive (or the Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.
(i)    “Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company Group member that is employing the Executive.
(j)    “Good Reason” means the Executive’s resignation within 30 days following the expiration of any Cure Period (discussed below) following the occurrence of one or more of the following, without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, either of which results in a material diminution of the Executive’s authority, duties or responsibilities; (ii) a material reduction in the Executive’s Base Salary or target bonus opportunity (except where a substantially similar reduction is applicable to the management team generally and for bona fide business needs); (iii) a material adverse change in the geographic location of Executive’s primary work location; or (iv) a material and adverse change in the Executive’s reporting structure (e.g., Executive no longer reports directly to the Chief Executive Officer). The Executive will not resign for Good Reason without first providing the Employer with written notice of the acts or omissions constituting the grounds for “Good Reason” within 45 days of the initial existence of the grounds for “Good

Reason” and a cure period of 30 days following the date the Employer receives such notice (the “Cure Period”) during which such condition must not have been cured; provided, however, that Employer will be deemed to have waived the Cure Period if the Employer has communicated that it does not intend to cure such condition.
(k)    “Post-COC Period” means the portion of the Change of Control Period that is on or after the date of the closing of the Change of Control.
(l)    “Pre-COC Period” means the portion of the Change of Control Period that is prior to the date of the closing of the Change of Control.
(m)    “Qualified Termination” means a termination of the Executive’s employment (i) by the Employer without Cause; (ii) due to the Executive’s death or by the Employer due to the Executive’s Disability); or (iii) by the Executive for Good Reason, in either case, during the Change of Control Period.
(n)    “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
8.    Successors.
(a)    The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company Group’s business and/or assets must assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the terms “Company,” “Company Group,” and “Employer” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of the Agreement by operation of law.
(b)    The Executive’s Successors. The terms of the Agreement and all rights of the Executive under the Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
9.    Notice.
(a)    General. All notices and other communications required or permitted under the Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) 1 business day after deposit with a recognized overnight courier or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
Quantenna Communications, Inc.
3450 W. Warren Avenue
Fremont, CA 94538
Attention: General Counsel
Phone: (510) 743-2260

(b)    Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason, will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of the Agreement. Such notice will indicate the specific termination provision in the Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of such notice or (ii) the end of any applicable cure period). The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Executive under the Agreement or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights under the Agreement.
10.    Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect such resignation.
11.    Arbitration.
(a)    Generally. The Company and the Executive each agree that any and all disputes arising out of the terms of this Agreement, the Executive’s employment by the Company, the Executive’s service as an officer or director of the Company, or the Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and the Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and the Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with the Executive.
(b)    Procedure. The Company and the Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that the Executive will pay any filing fees associated with any arbitration that the Executive initiates, but only so much of the filing fees as the Executive would have instead paid had he filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Clara County, California.

(c)    Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)    Administrative Relief. The Executive understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim, except as permitted by law.
12.    Voluntary Nature of Agreement. Each of the Company and the Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. The Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that the Executive is waiving his or her right to a jury trial. Finally, the Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.
13.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.
(b)    Waiver; Amendment. No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.
(d)    Entire Agreement. The Agreement, together with the terms of the Employment Agreement (except as expressly superseded by this Agreement, as noted below), constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement supersedes the Employment Agreement in its entirety with respect to the severance provided thereunder, except for (i) the right to receive the severance benefits as set forth therein with respect to a termination of employment that occurs outside of the Change of Control Period or during the Pre-COC Period, which provisions remain in effect, subject to Section 3(c) of this Agreement.
(e)    Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)    Withholding. All payments and benefits under the Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld from such payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.
(h)    Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

COMPANY	QUANTENNA COMMUNICATIONS, INC.
	Signature:	/s/ Tom MacMitchell
	Print Name:	Tom MacMitchell
	Title:	General Counsel
	Date:	10/24/2016

EXECUTIVE	Signature:	/s/ Sean Sobers
	Print Name:	Sean Sobers
	Date:	10/24/2016

[Signature page to Change of Control and Severance Agreement]